Exhibit 99.1

Charles & Colvard Reports 52% Increase in

Second Quarter Operating Income

MORRISVILLE, N.C., July 21, 2003 — Charles & Colvard, Ltd., (NASDAQ:CTHR) the sole source of moissanite – a created jewel available for use in fine jewelry today reported operating results for the second quarter of 2003.

The Company reported second quarter sales of $4.3 million, resulting in income before taxes of $918,000 and net income of $502,000 or $.04 per diluted share. This represents a 6% increase over last year’s second quarter sales of $4.1 million, a 44% gain over last year’s pretax income of $638,000, and a 45% improvement over 2002 pro forma net income of $347,000 or $.03 per diluted share.

Sales for the six months ended June 30, 2003 aggregated $8.7 million on shipments of 48,600 carats. Net income for the first half of 2003 was $1,035,000 or $.08 per diluted share. Year-to-date sales are 6% ahead of first half 2002 sales of $8.2 million on shipments of 51,000 carats. Six months ‘03 net income was 67% ahead of 2002 pro forma net income of $618,000 or $.05 per diluted share.

The 21% and 9% declines in net income for the second quarter and first half of 2003, respectively, compared to the same periods last year are primarily due to no Federal taxes being recorded in 2002. During the fourth quarter of 2002, the Company recorded a one-time $6.7 million non-operating and non-cash addition to earnings due to the expected realization of deferred tax benefits from tax net operating loss carryforwards. Recognition of this deferred tax asset has resulted in the recording of income tax expense in each quarter of 2003. Pro forma amounts are shown so as to compare net income as if the Company had incurred income tax expense during 2002. A full explanation of this tax reconciliation can be found at the end of this release. A comparison of key operating results for the second quarter and first six months are as follows (in thousands, except for per share data):

	Second Quarter		First Six Months
	2003	2002	2003	2002
Net Sales	$4,312	$4,076	$8,685	$8,226
Operating Income	$889	$585	$1,807	$1,035
Reported after tax net income	$502	$638	$1,035	$1,138
Reported after tax net income per diluted share	$0.04	$0.05	$0.08	$0.08
Net Income (Pro Forma for 2002)	$502	$347	$1,035	$618
Net Income per diluted share (Pro Forma for 2002)	$0.04	$0.03	$0.08	$0.05

North American sales, which represents 87% of total sales, were up 9% for the quarter (down 3% in carat shipments) primarily due to a 13% increase in the average selling price per carat, as customers purchased a higher percentage of larger stones. International sales for the second quarter decreased 10% and thus shipments of 23,500 carats for the current period were 7% below the 25,300 carats in the same period of 2002.

Gross margin as a percentage of sales for the second quarter was 67.7%, an increase of 7.8 percentage points when compared to the same quarter in 2002. This increase was primarily caused by a 13% increase in average selling price per carat and improved yields during the specific FIFO period being relieved from inventory.

Operating expenses were up 9% for the quarter when compared to last year amounts due to higher sales and marketing expenditures used to promote customer sales opportunities. As a percentage of sales operating expenses for the quarter were one percent higher than last year.

Bob Thomas, President and Chief Executive Officer of Charles & Colvard, said, “A 52% increase in operating income versus the second quarter of last year demonstrates our commitment to our shareholders. Although our top line growth did not meet our internal goals, the 9% increase in North American sales volume is, we feel, a major achievement, given the current economic climate”.

He concluded, “I believe that Charles & Colvard is positioned for continued improvement in sales and operating income. The aggressive work of our existing distributors and addition of significant new manufacturing partners have provided us with promising new business leads and in several cases, allowed for Moissanite jewelry tests in a number of new outlets. Based upon advanced discussions, we look forward to additional tests in important distribution channels to be initiated in the near future. Our aggressive advertising campaign addressed at consumers as well as the jewelry trade is achieving the desired results”.

CONFERENCE CALL

Management will host a conference call tomorrow morning, Tuesday, July 22 at 9:00 a.m. EDT to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 800-863-1575 (973-582-2866 for international callers). Please call in 10 minutes before the conference is scheduled to begin and ask for the Charles & Colvard call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 30 days. A recorded telephone replay of the call will also be available for approximately one week following the live call. Listeners may dial 877-519-4471 (973-341-3080 for international callers) and use the code # 4049662 for the telephone replay.

Charles & Colvard, based in the Research Triangle Park area of North Carolina, is the sole source of moissanite, a created jewel used in fine jewelry. Moissanite is near colorless, with more fire, brilliance and luster than a fine diamond, but retails for only a fraction of the cost. For more information, please access www.moissanite.com.

This press release may contain forward-looking statements. Such forward-looking statements are subject to a number of material risks, uncertainties and contingencies that could cause actual results to differ materially from those set forth in the forward-looking statements. Those risks and uncertainties include but are not limited to the Company’s ability to manage growth effectively, dependence on Cree Inc. for SiC crystals, dependence on a limited number of distributors such as K&G Creations and Stuller Settings, Inc., limited operating history, dependence on continued growth and consumer acceptance of the Company’s products, the risks and uncertainties of litigation including the substantial management time and attention required and substantial expenses incurred regardless of its outcome, and other risks and uncertainties set forth in the Company’s 10-K for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission.

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CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Jim Braun, CFO		The Equity Group Inc.

Charles & Colvard		Linda Latman (212) 836-9609
(919) 468-0399 Ext. 224		Sarah Torres (212) 836-9611
www.moissanite.com		www.theequitygroup.com

Charles & Colvard, Ltd.

Condensed Consolidated Statements Of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
	2003	2002	2003	2002
Net sales	$4,311,706	$4,075,602	$8,684,849	$8,225,748
Cost of goods	1,392,576	1,632,901	3,091,017	3,671,855

Gross profit	2,919,130	2,442,701	5,593,832	4,553,893

Operating expenses:
Marketing and sales	1,440,832	1,125,730	2,592,844	2,179,376
General and administrative	583,844	732,513	1,186,201	1,339,725
Research and development	5,842	—	7,592	—
Other expense (income)	—	(450)	—	(450)

Total operating expenses	2,030,518	1,857,793	3,786,637	3,518,651

Operating income	888,612	584,908	1,807,195	1,035,242

Interest income, net	28,989	52,879	63,909	102,755

Income before taxes	917,601	637,787	1,871,104	1,137,997
Income tax expense	415,370	—	836,422	—

Net income	$502,231	$637,787	$1,034,682	$1,137,997

Basic net income per share	$0.04	$0.05	$0.08	$0.09

Diluted net income per share	$0.04	$0.05	$0.08	$0.08

Weighted-average common shares:
Basic	13,219,530	13,377,484	13,260,836	13,375,626

Diluted	13,521,463	13,707,458	13,584,854	13,641,479

Charles & Colvard, Ltd.

Condensed Consolidated Balance Sheets

	June 30, 2003	December 31, 2002
	(Unaudited)
Assets
Current Assets:
Cash and equivalents	$12,354,223	$13,282,245
Accounts receivable	2,165,735	2,195,952
Interest receivable	8,170	11,926
Inventory	23,919,123	22,365,325
Prepaid expenses and other assets	337,956	327,179
Deferred Income Taxes	250,601	250,601

Total Current Assets	39,035,808	38,433,228
Long-Term Assets
Equipment, net	492,928	449,947
Patent and license rights, net	273,501	272,291
Deferred Income Taxes	6,000,874	6,793,296

Total Long Term Assets	6,767,303	7,515,534

Total Assets	$45,803,111	$45,948,762

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable:
Cree, Inc.	$836,665	$780,029
Other	201,045	122,931
Accrued payroll	179,869	723,467
Accrued expenses	252,621	387,417
Deferred revenue	253,793	183,367

Total Current Liabilities	1,723,993	2,197,211

Shareholders’ Equity:
Common stock	54,258,882	54,972,302
Additional paid-in capital – stock options	2,446,039	2,439,734
Accumulated deficit	(12,625,803)	(13,660,485)

Total Shareholders’ Equity	44,079,118	43,751,551

Total Liabilities and Shareholders’ Equity	$45,803,111	$45,948,762

Charles & Colvard, Ltd.

Pro Forma Net Income Reconciliation

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
As reported:
Income before income tax expense	$917,601	$637,787	$1,871,104	$1,137,997
Income tax expense	$415,370	$—	$836,422	$—

Net Income	$502,231	$637,787	$1,034,682	$1,137,997

Pro Forma:
Income before income tax expense	$917,601	$637,787	$1,871,104	$1,137,997
Income tax expense (38% of U.S. taxable income)	$415,370	$290,941	$836,422	$520,244

Net Income	$502,231	$346,846	$1,034,682	$617,753

Pro forma net income for 2002 is comprised of the Company’s net income for the period after adjustment for estimated income taxes utilizing an effective tax rate of 38% of U.S. taxable income. During the fourth quarter of 2002, the Company recorded a one-time, non-operating, non-cash addition to earnings of $6.7 million which reflects the expected future tax benefits from net operating loss carryforwards ($16.0 million at December 31, 2002) and other deferred tax assets. Recognition of this deferred tax asset has resulted in the recording of tax expense in each quarter of 2003. Tax expense will be recorded during all profitable future quarters. However, U.S. Federal tax payments will only resume once the tax net operating loss carryforward has been completely utilized or if alternative minimum taxes are applicable.

Management believes that this pro forma information is useful to investors in comparing results of operations on a U.S. tax-equivalent basis in both periods.